Exhibit 99.1

Senomyx Announces FOURTH Quarter

AND FULL YEAR 2016 Financial Results

SAN DIEGO, CA – March 2, 2017 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients and natural zero calorie sweeteners for the food, beverage, and ingredient supply industries, today reported financial results for the fourth quarter and year ended December 31, 2016.

“Senomyx is off to a good start in 2017 and is poised for continued commercial growth and R&D success,” stated John Poyhonen, President and Chief Executive Officer of the Company. “During 2016, we grew commercial revenues, advanced our lead natural high intensity sweetener into the development phase, and extended a key collaborative agreement while transitioning it into a non-exclusive license arrangement,” Poyhonen commented.

“On the research and development front, a top priority has been to develop a natural high intensity, zero calorie sweetener that is superior to existing natural sweetener options. We have screened over three million natural samples since 2010 and identified nearly 300 sweeteners from 35 distinct families of sweeteners found in nature. After conducting a comprehensive analysis of the taste and physical properties, we have advanced our lead natural sweetener into the development phase.”

“This novel sweetener is a miniscule component of Luo Han Guo, which is the fruit of the Siraitia grosvenorii plant. Senomyx is introducing our new natural, zero-calorie sweetener under the common or usual name of siratose. This is not the brand name, but the name you would see on an ingredient list within the nutrition facts information panel on a packaged food or beverage product. The discovery of this minor component was facilitated by our proprietary taste science technologies. Siratose comprises less than one percent of Luo Han Guo and could not have been discovered using traditional human taste testing.”

“Siratose has demonstrated greater potency and a better taste profile than rebaudioside-A, (the most used sweetener from stevia plants), in sensory evaluations. In addition, it has shown improved stability in low pH products, such as carbonated beverages, and increased solubility, making it easier to work with compared to all known stevia plant-based sweeteners. Importantly, siratose also has demonstrated superior potency and overall taste quality to existing Luo Han Guo sweeteners as well as over 50 other minor sweetener components found in this fruit and plant that we have evaluated.”

“During the past year, we developed a comprehensive intellectual property strategy, initiated preliminary safety studies and gained confidence on our ability to partner to develop a cost-effective fermentation scale-up process. Working with fermentation process experts, our goal is to achieve a proof of concept of the fermentation strain development by the first half of 2018. Assuming that we are able to achieve this goal, the next step is to optimize the strain development process and submit our GRAS notification by the end of 2019, keeping in mind the feasibility and timeline of these development activities is inherently uncertain.”

“Pursuing new non-exclusive collaborative relationships for our Natural Sweet Taste Program that maximize the commercial potential and provide our collaborators with access to siratose and future natural product discoveries remains a top priority for the Company. Several potential partners have already tasted siratose and the feedback has been very positive. We have built a pipeline of excellent collaboration candidates and we remain confident in our ability to begin adding collaborators to our syndicate during 2017,” Poyhonen concluded.

“Senomyx’s direct sales program has demonstrated excellent progress since our last quarterly update, as the adoption of our Complimyx® flavor ingredient offerings by our flavor house customers gains momentum,” stated Sharon Wicker, Senior Vice President and Chief Commercial Development Officer. “We continue to earn new business with world-class customers and our win count has increased to 16 wins across 13 different customers. Since our last quarterly update, we have taken additional measures to extend our reach within the marketplace. We have filled a newly created position, senior director of sales, to lead our sales organization in the field and we have added an experienced flavor ingredient broker with a proven track record to represent Senomyx in Asia and Oceania. We are enthusiastic about the positive impact we anticipate these steps will have on our direct sales efforts going forward,” Wicker concluded.

Financial Results:

Commercial revenues increased 31% to $9.2 million in the fiscal year ended December 31, 2016. This improvement primarily resulted from higher royalties from our sweet taste boosting ingredients and higher direct sales of our flavor ingredients to flavor houses. These increases were partially offset by a $1.5 million net reduction in one-time commercial milestone revenues compared to 2015.

Development revenues decreased $4.0 million to $13.8 million in the fiscal year ended December 31, 2016. This decrease was primarily due to the July 2016 contractual conclusion of the research and development funding period under the Sweet Taste program collaboration with Firmenich.

Research, development and patent expenses decreased $3.1 million to $21.0 million for the fiscal year ended December 31, 2016. The reduction in expenses is primarily due to lower personnel-related expenses and depreciation. Selling, general and administration expenses decreased $1.1 million to $11.8 million for the fiscal year ended December 31, 2016, primarily due to decreases in personnel-related expenses. Included in these 2016 R&D and SG&A expenses were $4.4 million in non-cash, stock-based compensation expenses.

The net loss for fiscal year 2016 was $10.7 million, a $2.0 million or 16% improvement over fiscal year 2015.

Financial Review and Outlook:

“We achieved our guidance for fourth quarter revenues and our net results were around $800,000 better than our guidance. We met or beat all financial guidance we provided throughout 2016. In 2017, we intend to continue to provide financial guidance on a quarterly basis. Our decision to provide guidance on a quarterly basis is primarily driven by the inherent uncertainty around potential new business development timing and our limited control over commercial revenue timing,” Rogers concluded.

For the first quarter of 2017, the Company expects:

●	Revenues to be at least $4.2 million, of which at least $2.4 million are commercial revenues; and
●	Net loss not to exceed $3.7 million or $0.08 per share

Senomyx ended 2016 with no debt and $12.4 million in cash. In addition, the Company is currently scheduled to receive $17.5 million in committed development funding.

Conference Call:

Senomyx will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) Thursday, March 2, 2017 to discuss these financial results and provide an update on the Company. To participate in the live conference call, U.S. residents should dial (844) 825-0514, and international callers should dial (315) 625-6892, at least 10 minutes prior to the call start time. The conference ID for this call is 64564370.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

About Senomyx, Inc. (www.senomyx.com)

Senomyx discovers novel flavor ingredients and natural high intensity sweeteners that allow food and beverage companies to create better-for-you products. Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages. In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, which are currently marketing products that contain Senomyx's flavor ingredients. For more information, please visit www.senomyx.com.

Forward-Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, regarding our projected financial results and anticipated financial condition in 2017, statements regarding new collaboration agreements and the anticipated funding we may receive, whether the research under our natural sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients or natural high intensity sweeteners and the anticipated timing and scope of commercial launch of products containing our flavor ingredients, whether by our collaborators or through our direct sales program. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies such as PepsiCo and Firmenich are typically conservative when implementing changes to their branded products, and may not begin or expand their use of our flavor ingredients when expected or at all; we are substantially dependent on our current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients we may discover; we are dependent on our current and any future product discovery and development collaborators for our research and development funding; we may not successfully grow our direct sales program; commercial launches of new or reformulated food, beverage and ingredient products incorporating our flavor ingredients may not occur when expected or at all; the commercial utility for a novel flavor ingredient that we develop may ultimately be more limited than we expected; the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market entry and acceptance; development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria; no assurance can be given that we will be successful in developing and bringing to market novel natural high intensity sweeteners; and we may face challenges and delays in developing manufacturing pathways to supply novel natural high intensity sweeteners at a competitive cost and in obtaining requisite regulatory approval. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contact:
Tony Rogers Senior Vice President & Chief Financial Officer
Senomyx, Inc.
858-646-8304
tony.rogers@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)
Revenues:
Development revenues	$1,885	$4,463	$13,797	$17,838
Commercial revenues	2,317	1,807	9,242	7,044
Total revenues	4,202	6,270	23,039	24,882

Operating expenses:
Cost of commercial revenues	264	208	1,096	638
Research, development and patents (including $451, $596, $1,932 and $2,233, respectively, of non-cash stock-based compensation)	4,791	5,774	20,950	24,085
Selling, general and administrative (including $598, $743, $2,507 and $3,037, respectively, of non-cash stock-based compensation)	2,833	3,250	11,752	12,849
Total operating expenses	7,888	9,232	33,798	37,572

Loss from operations	(3,686)	(2,962)	(10,759)	(12,690)

Other income	16	16	73	42

Net loss	$(3,670)	$(2,946)	$(10,686)	$(12,648)

Basic and diluted net loss per share	$(0.08)	$(0.07)	$(0.24)	$(0.29)

Weighted average shares used in computing basic and diluted net loss per share	45,036	44,472	44,804	43,968

Condensed Balance Sheets

(in thousands)

	December 31, 2016	December 31, 2015

Cash, cash equivalents and investments available-for-sale	$12,363	$22,954
Other current assets	8,670	6,287
Property and equipment, net	2,731	3,334
Total assets	$23,764	$32,575

Accounts payable, accrued expenses and other current liabilities	$5,490	$5,303
Deferred revenues	14	3,511
Deferred rent	1,886	2,445
Leasehold incentive obligation	1,572	1,792
Stockholders’ equity	14,802	19,524
Total liabilities and stockholders’ equity	$23,764	$32,575